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			SUPPLEMENTAL BENEFIT AGREEMENT

	This Agreement is made and entered into effective as of March 1, 1996, by and between Rural Telephone Finance Cooperative, a District of Columbia cooperative corporation ("RTFC") and Sheldon C. Petersen (the "Executive").

	WHEREAS, RTFC desires to retain the Executive as its Chief Executive Officer under this Agreement for the period provided for this Agreement, and the Executive is willing to serve in the employ of RTFC for such period, upon such terms and conditions as are provided herein;

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

	1. Employment. Subject to and upon the terms and conditions herein provided, RTFC hereby agrees to employ the Executive and the Executive hereby agrees to be employed by RTFC for the Term of Employment, as defined in
Section 3 hereof.

	2. Position and Responsibilities. During the Term of Employment hereunder, the Executive shall be employed as the Chief Executive Officer of RTFC, or in such other senior executive capacity or capacities as may be mutually satisfactory to the Executive and RTFC. The Executive will be the senior executive officer of RTFC, reporting only to the Board of Directors of RTFC (the "Board").

	3. Term of Employment. The Term of Employment under this Agreement shall commence as of March 1, 1996, and shall terminate on February 28, 2001 unless earlier terminated as provided in Section 5 below or extended as provided in the following sentence (the "Term of Employment"). The Term of Employment shall automatically be extended on March 1, 2001 and each subsequent March 1 for an additional year unless, not later than 6 months prior to any such date, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend or further extend the Term of Employment.

	4. Compensation. RTFC has created, on its books of account, a deferred compensation account with respect to the Executive (the "Account"). As of March 1, 1995 RTFC has credited the Account in the amount of $30,000 and on January 1 of each year thereafter during the Term of Employment, RTFC shall make a similar credit of $30,000. Except as provided in Section 5 below, the balance in the Account shall be deemed to be credited with interest annually on December 31st of each year during the Term of Employment at a rate equal to the effective cost to RTFC's parent corporation, the National Rural Utilities Cooperative Finance Corporation, for 20 year Medium Term Notes computed at the time of each annual

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deposit.  RTFC shall not be required to create a separate account or  any reserve of cash or investments in connectionwith its obligations with respect to this Account and the Executive will have the status of a general creditor of RTFC with respect to any benefits to be provided under this Agreement.

	5.      Payments to the Executive Upon Termination of Employment.

		5.1     Termination by RTFC.

		(a) RTFC shall have the right to terminate the Executive's employment at any time with or without "Cause" as defined in Section 5.6. If, during the Term of Employment, RTFC terminates the employment of the Executive under the Section 5 without Cause, the Term of Employment shall terminate immediately thereafter; provided, however, that:

			(i) the Account will be deemed to be continued in effect for a period of 12 months or, if less the remaining period of the Term of Employment prior to such termination (but in no case less than 6 months) (the "Extended Period") and all credits described in Section 4 shall continue to be made;

			(ii) if the end of the Extended Period occurs on other than a December 31st, RTFC shall further credit the Account with simple interest for the period from January 1 to the end of the Extended Period at the same rate that was used to credit interest on the prior December 31st; and

			(iii) within 15 days after the end of the Extended Period, RTFC will pay to the Executive in a single lump sum an amount equal to the balance in the Account at the end of the Extended Period after the additional credit described in (b) above has been made.

		(b) If during the Term of Employment, RTFC terminates the employment of the Executive for "Cause", as defined below, the Term of Employment shall terminate immediately thereafter, and the Executive shall not be entitled to any payment with respect to the Account.

	5.2     Termination by the Executive.

	(a) The Executive has the right to terminate his employment hereunder at any time during the Term of Employment upon not less than 90 days prior written notice to RTFC; provided, however, that if the Executive wishes to terminate his employment for "Good Reason" as defined in Section 5.6(b), the Executive must provide written notice to RTFC of such intent within 30 days of the event or events that he believes constitute Good Reason and such notice must specify such events in reasonable detail. If during the Term of Employment the Executive terminates his

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employment for "Good Reason", as defined in Section 5.6(b), RTFC shall pay the
Executive such compensation as is set forth in Section 5.1(a) above.

	(b) If during the Term of Employment the Executive terminates his employment for other than "Good Reason", as defined below, the Term of Employment shall terminate immediately, and RTFC shall pay the Executive such compensation as is set forth in Section 5.1(b).

	5.3 Disability. In the event of the termination of the Executive's employment by reason of "Disability", as defined below, during the Term of Employment, RTFC shall pay the Executive the amount described in Section 5.1(a).

	5.4 Death. In the event of the termination of the Executive's employment by reason of death during the Term of Employment, RTFC shall pay the Executive's Designated Beneficiary the amount described in Section 5.1 (a).

	5.5 Expiration of Term. In the event of the termination of the Executive's employment by reason of the completion of the Term of Employment without further extension as described in Section 3, within 15 days from the expiration of the Term of Employment RTFC shall pay to the Executive an amount equal to the Account balance, after the additional credit described in Section 5.1(a) above as if the February 28th date were the end if the Extended Period.

	5.6     Definitions.

	(a) "Cause". For purposes of this Agreement, Cause shall mean (i) the willful and continued failure by the Executive, as determined in good faith by two-thirds of the members of the Board (after notice to the Executive and providing the Executive an opportunity to meet with the Board), to perform his duties under this Agreement or comply with written policies of RTFC, or (ii) willful conduct materially injurious to RTFC or to an affiliate of RTFC or
(iii) conviction of a felony involving moral turpitude provided, however, that any act or omission by the Executive shall not fall within the scope of this
Section 5.6(a)(i) and (ii) if it was done or omitted to be done by the Executive in good faith and with a reasonable belief that such action or omission was in the best interest of RTFC.

	(b) "Good Reason". For purposes of this Agreement, Good Reason shall mean without the prior written consent of the Executive (i) any reduction in the amount of credits made to the Account as described in
Section 4, (ii) a decrease in the Executive's titles, duties or responsibilities hereunder or the assignment of new responsibilities hereunder which, in either case, is materially less favorable when compared to the Executive's titles, duties and responsibilities which were in effect immediately prior to such assignment, or (iii) the relocation or RTFC's principal office or the relocation of the Executive to a location more than 50 miles from the principal office of RTFC on the date of this Agreement; provide, however,

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that the term "Good Reason" shall not include the occurrence of any of the above if such occurrence is remedied by RTFC within 10 business days after receipt by RTFC of the Executive's written notice of resignation for Good Reason under Section 5.2 setting forth in specific detail the facts and circumstances resulting in the Good Reason upon which his resignation is based.

	(c) "Disability". For purposes of this Agreement, Disability shall mean that the Executive has not performed his full-time duties with RTFC for three consecutive months as a result of his incapacity due to physical or mental illness and within thirty (30) days after written notice of termination is given to the Executive he shall not have returned to the full-time performance of his duties hereunder.

	(d) "Designated Beneficiary". For purposes of this Agreement the Designated Beneficiary shall be any person designated by the Executive in a written instrument signed by the Executive and delivered to RTFC to be the beneficiary of payments to be made by RTFC hereunder upon the death of the Executive if such person survives the Executive. Any Designated Beneficiary may be changed by the Executive at any time or times by a written instrument signed by the Governor and delivered to RTFC. If no Designated Beneficiary survives the Executive, the Designated Beneficiary shall be the estate of the Executive.

	6. No Mitigation. RTFC agrees that if the Executive's employment is terminated during the Term of Employment, the Executive is not required to seek other employment or to attempt in any way to reduce the amounts payable and the benefits to be provided to the Executive by RTFC under this Agreement. Further, the amount or nature of any such payment or benefit to be paid to or with respect to the Executive shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owned by the Executive to RTFC or any of its subsidiaries or otherwise.

	7. Confidential Information. The Executive shall not at any time during his employment with RTFC or following termination or expiration of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of RTFC's business or as required by law or regulations), or appropriate, use of cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of RTFC including, without limitation, knowledge or information relating to its copyrights, trade secrets, business methods, the names or requirements of its customers, vendors, contractors, agents, dealers and distributors or the prices, credit or other terms extended or granted to any of such persons, all of which the Executive agrees are and will be of great value to RTFC and shall at all times be kept confidential. Upon the termination of the Term of Employment hereunder, the Executive shall promptly deliver or return to RTFC all materials of a proprietary, secret or confidential nature relating to RTFC together with may other property of RTFC which may have

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theretofore been delivered to or may then be in the possession or control of the Executive. RTFC and the Executive agree that the provisions of this Section shall survive the termination of the Executive's employment hereunder.

	8. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Executive shall be reimbursed for all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

	9. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein, and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between the Executive and RTFC, whether in writing or not, relating to terms and conditions of employment are hereby canceled. No waiver by RTFC of any breach by the Executive of any term, condition or provision of this Agreement to be performed by the Executive shall be deemed a waiver of a similar or dissimilar condition or provision at the same or prior or subsequent time.

	10. Binding Effect. The Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of the Executive's creditors, and any attempt to do any of the foregoing shall be null and void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, beneficiaries and personal representatives, and shall be binding upon and inure to the benefit of RTFC and its successors or assigns.

	11. Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the Sate of Virginia without regard to principles of conflicts of law. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

	12. Withholding to Taxes. RTFC may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law, regulation or ruling.

	13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

	14. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

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	15.     Notices.  Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to RTFC:

	The Rural Telephone Finance Cooperative
	Woodland Park
	2201 Cooperative Way
	Herndon,  Virginia  20171
	Attn:  President

If to the Executive:

	Mr. Sheldon C. Petersen
	510 Fortress Circle S.E.
	Leesburg,  Virginia  22075

	16. Enforcement of Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term of Employment for any reason to the extent necessary to obtain the intended provision of such rights and the intended performance of such obligations.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


				RURAL TELEPHONE FINANCE
				COOPERATIVE


				By:     /s/   William P. Bagley
					President

					/s/  Sheldon C. Petersen
					Sheldon C. Petersen


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